Exhibit 5.2

[Cahill Gordon & Reindel LLP Letterhead]

212.701.3000
December 1, 2017
Arch Capital Group Ltd.
Clarendon House, 2 Church Street,
Hamilton HM 11
Bermuda
Ladies and Gentlemen:
We have acted as special counsel to Arch Capital Group Ltd., a Bermuda public company limited by shares (the “Company”), in connection with the public offering of 4,000,000 depositary shares (the “Securities”), representing an aggregate of 4,000 5.45% Non-Cumulative Preferred Shares, Series F, of the Company (the “Preferred Shares”). The Preferred Shares are to be deposited by the Company against delivery of a receipt executed by American Stock Transfer & Trust Company (the “Depositary”) and registered in the name of Cede & Co., pursuant to the Deposit Agreement, dated August 17, 2017 (the “Deposit Agreement”), among the Company, the Depositary, in such capacity and in its capacity as registrar, transfer agent and dividend disbursing agent and redemption agent and the holders from time to time of depositary receipts issued under the Deposit Agreement to evidence the Securities. On November 29, 2017, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as underwriters (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities.
In our capacity as counsel, we have examined originals, or copies certified or otherwise identified, of (i) the registration statement on Form S-3 (File No. 333-221344) of the Company relating to depositary shares, preferred shares and other securities of the Company filed with the Securities and Exchange Commission on November 3, 2017 (the “Registration Statement”), (ii) an executed copy of the Purchase Agreement and (iii) an executed copy of the Deposit Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certain records of the Company and certain agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others. In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed or photocopied.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities, when issued under the Deposit Agreement in accordance with the provisions of the Deposit Agreement and upon payment by the Underwriters in accordance with the Purchase Agreement, will be legally issued and will entitle the holder thereof to the rights specified in the Deposit Agreement.

The opinion stated herein is subject to the following qualifications:

(a)
the opinion stated herein is limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ rights generally, and by general principles of equity; and

(b)
we have assumed that the Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company, have been validly issued, and are fully paid and non-assessable, and certificates therefor have been duly executed and delivered and have been properly deposited with the Depositary in accordance with the Deposit Agreement;

(c)	we have assumed that the Securities have been duly executed by one of the authorized officers of the Depositary and registered by such Depositary; and

(d)	we have assumed that the Deposit Agreement has been duly authorized and, to the extent not governed by New York law, executed and delivered by the parties thereto.
We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.
We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed by the Company on the date hereof. Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement or the prospectus therein and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Cahill Gordon & Reindel LLP